ADMINISTRATION AGREEMENT

     THIS AGREEMENT is made as of this 1st day of October, 1996, by and between THE HIRTLE CALLAGHAN TRUST, a Delaware business trust (the "Trust"), and BISYS FUND SERVICES LIMITED PARTNERSHIP, d/b/a BISYS FUND SERVICES (the "Administrator"), an Ohio limited partnership.

     WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of several series of shares of beneficial interest ("Shares"); and

     WHEREAS, the Trust desires the Administrator to provide, and the Administrator is willing to provide administrative services to such series of the Trust as the Trust and the Administrator may agree on ("Portfolios") and as listed on Schedule A attached hereto and made a part of this Agreement, on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Trust and the Administrator hereby agree as follows:

     ARTICLE  1.      RETENTION  OF  THE  ADMINISTRATOR;  CONVERSION  TO   THE
SERVICES.   The  Trust  hereby  engages  the  Administrator  to  act  as   the
administrator of the Portfolios and to furnish the Portfolios with the administrative services as set forth in Article 2 below (collectively, the "Services"), and, in connection therewith, the Trust agrees to convert to the Administrator's data processing systems and software (the "BISYS System") as necessary in order to receive the Services. The Trust shall cooperate with the Administrator to provide the Administrator with all necessary information and assistance required to successfully convert to the BISYS System. The Administrator shall provide the Trust with a schedule relating to such conversion and the parties agree that the conversion may progress in stages. The date upon which all Services shall have been converted to the BISYS System shall be referred to herein as the "Conversion Date." The Administrator hereby accepts such engagement and agrees to perform the Services commencing, with respect to each individual Service, on the date that the conversion of such Service to the BISYS System has been completed. The Administrator shall determine in accordance with its normal acceptance procedures when the applicable Service has been successfully converted. The parties hereby agree that the Conversion Date shall be no later than January 1, 1997.

     The Administrator shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust in any way and shall not be deemed an agent of the Trust.

     ARTICLE 2. ADMINISTRATIVE SERVICES. The Administrator shall perform or supervise the performance by others of other administrative services in connection with the operations of the Portfolios, and, as requested by the Trust, will investigate, assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed by the Trust to be necessary or desirable for the Portfolios'

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operations.   The Administrator shall provide the Trustees of the  Trust  with such reports regarding investment performance as they may reasonably request but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities.

     The Administrator shall provide the Trust with regulatory reporting, all necessary office space, equipment, personnel, compensation and facilities (including facilities for meetings of shareholders ("Shareholders") and Trustees of the Trust) for handling the affairs of the Portfolios and such other services as the Administrator shall, from time to time, determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Board of Trustees, the Administrator shall make reports to the Trust's Trustees concerning the performance of its obligations hereunder.

     Without limiting the generality of the foregoing, the Administrator shall provide the following services unless instructed otherwise by the Trust:

     (a) calculate contractual Trust expenses and provide necessary instructions for all disbursements for the Trust, and as appropriate compute the Trust's yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar-weighted maturity;

     (b)    assist   Trust  counsel  with  the  preparation  of  prospectuses,
     statements of additional information, registration statements and proxy materials;

     (c) prepare such reports, applications and documents (including reports regarding the sale and redemption of Shares as may be required in order to comply with Federal and state securities law) as may be necessary or desirable to register the Trust's Shares with state securities authorities, monitor the sale of Trust Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements and reports for the Trust and the Trust's Shares and all amendments thereto, as may be necessary or convenient to register and keep effective the Trust and the Trust's Shares with state securities authorities to enable the Trust to make a continuous offering of its Shares;

     (d) develop and prepare, with the assistance of the Trust's officers or designees, communications to Shareholders, including the annual report to Shareholders, coordinate the mailing of prospectuses, notices, proxy statements, proxies and other reports to Trust Shareholders, and supervise and facilitate the proxy solicitation process for all shareholder meetings, including the tabulation of shareholder votes;

     (e) administer contracts on behalf of the Trust with, among others, the Trust's investment advisers, distributor, custodian, transfer agent and fund accountant;
     (f) supervise the Trust's transfer agent with respect to the payment of dividends and other distributions to Shareholders;

     (g) calculate performance data of the Trust and its Portfolios for dissemination to information services covering the investment company industry;

     (h) coordinate and supervise the preparation and filing of the Trust's tax returns;
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     (i)   examine  and review the operations and performance of  the  various organizations providing services to the Trust or any Portfolio of the Trust, including, without limitation, the Trust's investment adviser,

     distributor, custodian, fund accountant, transfer agent, outside legal counsel and independent public accountants, and at the request of the Board of Trustees, report to the Board on the performance of such organizations;

     (j) assist with the layout and printing of publicly disseminated prospectuses and assist with and coordinate layout, printing and filing with the SEC of the Trust's semi-annual and annual reports to Shareholders;

     (k) assist with the design, development, and operation of the Trust Portfolios, including new classes, investment objectives, policies and structure;

     (l) provide individuals reasonably acceptable to the Trust's Board of Trustees to serve as officers of the Trust, who will be responsible for overseeing certain of the Trust's affairs as determined by the Trust's Board of Trustees;

     (m) advise the Trust and its Board of Trustees on matters concerning the Trust and its affairs;

     (n) obtain and keep in effect fidelity bonds and trustees and officers/errors and omissions insurance policies for the Trust in accordance with the requirements of Rules 17g-1 and 17d-1(7) under the 1940 Act as such bonds and policies are approved by the Trust's Board of Trustees;

     (o) monitor and advise the Trust and its Portfolios on their registered investment company status under the Internal Revenue Code of 1986, as amended;

     (p) prepare Board meeting materials, including Board agendas and BISYS presentations, coordinate board book production and distribution and maintain board minute books;

     (q) monitor compliance by reviewing monthly compliance reports prepared by the Trust's investment advisers and performing independent portfolio compliance testing;

     (r) maintain Trust files for Trust contracts and for filings with the SEC and other regulators;

     (s) furnish advice and recommendations with respect to other aspects of the business and affairs of the Portfolios as the Trust and the Administrator shall determine desirable; and

     (t) prepare and file with the SEC the semi-annual report for the Trust on Form N-SAR and all required notices pursuant to Rule 24f-2.





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     The  Administrator shall perform such other services for the  Trust  that are mutually agreed upon by the parties from time to time. Such services may include performing internal audit examinations; mailing the annual reports of the Portfolios; preparing an annual list of Shareholders; and mailing notices of Shareholders' meetings, proxies and proxy statements, for all of which the Trust will pay the Administrator's out-of-pocket expenses.

     ARTICLE 3.  ALLOCATION OF CHARGES AND EXPENSES.

     (A) THE ADMINISTRATOR. The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Trust as well as all Trustees of the Trust who are affiliated persons of the Administrator or any affiliated corporation of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation of any employee of the Trust retained by the Trustees of the Trust to perform services on behalf of the Trust.

     (B) THE TRUST. The Trust assumes and shall pay or cause to be paid all other expenses of the Trust not otherwise allocated herein, including, without limitation, organization costs; taxes; expenses for legal and auditing services; the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders; all expenses incurred in connection with issuing and redeeming Shares; the costs of custodial services; the cost of initial and ongoing registration of the Shares under Federal and state securities laws; fees and out-of-pocket expenses of Trustees who are not interested persons of the Administrator, any investment adviser to the Trust, the Trust or any affiliated corporation of the Administrator or any investment adviser; insurance; interest; brokerage costs; litigation and other extraordinary or nonrecurring expenses; and all fees and charges of investment advisers to the Trust.

     ARTICLE 4.  COMPENSATION OF THE ADMINISTRATOR.

     (A) ADMINISTRATION FEE. Commencing on the Conversion Date, for the services rendered, the facilities furnished and the expenses assumed by the Administrator pursuant to this Agreement, the Trust shall pay to the Administrator compensation at an annual rate specified in Schedule A attached hereto. Such compensation shall be calculated and accrued daily, and paid to the Administrator monthly. The Trust shall also reimburse the Administrator for its reasonable out-of-pocket expenses, including the travel and lodging expenses incurred by officers and employees of the Administrator in connection with attendance at Board meetings.

          If the Conversion Date occurs subsequent to the first day of a month or terminates before the last day of a month, the Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Administrator's compensation for the preceding month shall be made promptly.

     (B) SURVIVAL OF COMPENSATION RIGHTS. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.
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     ARTICLE 5.  LIMITATION OF LIABILITY OF THE ADMINISTRATOR.  The duties  of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. (As used in this Article 5, the term "Administrator" shall include directors and officers of, and persons who control, the Administrator as well as the Administrator itself.)

     So long as the Administrator acts in good faith and with due diligence and without negligence, the Trust assumes full responsibility and shall indemnify the Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of any service rendered to the Trust hereunder. The Administrator agrees to indemnify and hold harmless the Company, its Trustees and officers from and against any and all actions suits and claims, whether groundless or otherwise, and from and against any and all judgement, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way relating to the Administrator's bad faith willful misfeasance, negligence or from reckless disregard by it of its obligations and duties, with respect to the performance of services under this Agreement. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

     Except for actions, suits or claims brought or threatened against the Administrator by (i) the Trust, or (ii) one or more Shareholders of the Trust, the rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case the indemnifying party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder.

     The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the indemnifying party and satisfactory to the other party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of a suit, it will reimburse the other party for the reasonable fees and expenses of any counsel retained by the other party.
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     The Administrator may apply to the Trust at any time for instructions and may, at the Administrator's own expense, consult counsel for the Trust or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Administrator's duties, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.
     Also, the Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. The Administrator will not be held to have notice of any change of authority of any officers, employees or agents of the Trust until receipt of written notice thereof from the Trust.

     ARTICLE 6. ACTIVITIES OF THE ADMINISTRATOR. The services of the Administrator rendered to the Trust are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests. It is understood that trustees, officers, employees and Shareholders of the Trust are or may be or become interested in the Administrator, as directors, officers, employees and shareholders or otherwise and that partners, officers and employees of the Administrator and its counsel are or may be or become similarly interested in the Trust, and that the Administrator may be or become interested in the Trust as a Shareholder or otherwise.

     ARTICLE 7. DURATION OF THIS AGREEMENT. The Term of this Agreement shall be as specified in Schedule A hereto.

     ARTICLE 8. ASSIGNMENT. This Agreement shall not be assignable by either party without the written consent of the other party; provided, however, that the Administrator may, at its expense, subcontract with an affiliate of the Administrator reasonably acceptable to the Trust concerning the provision of the services contemplated hereunder and, provided further, that such subcontractor shall be the agent of the Administrator and not the agent of the Trust and that the Administrator shall be fully responsible for the acts of such subcontractor and shall not be relieved of any of its responsibilities hereunder by the appointment of such subcontractor. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

     ARTICLE 9. AMENDMENTS. This Agreement may be amended if such amendment is specifically approved in writing by the parties hereto.

     ARTICLE 10. CERTAIN RECORDS. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Trust shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Trust and will be made available to or surrendered promptly to the Trust on request.

     In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Trust and follow the Trust's instructions as to permitting or refusing such inspection; provided that, upon notice to the Trust, the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Trust has agreed to indemnify the Administrator against such liability.
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     ARTICLE 11.  DEFINITIONS OF CERTAIN TERMS.  The terms "interested person"
and "affiliated person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

     ARTICLE 12. NOTICE. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by Federal Express or similar delivery service, by facsimile or by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the following address: if to the Administrator, to it at 3435 Stelzer Road, Columbus, Ohio 43219; if to the Trust, to it at 575 East Swedesford Road, Wayne, Pennsylvania, 19087-1613, Attn: Donald E. Callaghan, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

     ARTICLE 13. GOVERNING LAW AND MATTERS RELATING TO THE TRUST. This Agreement shall be governed by, and its provisions shall be construed in accordance with, the laws of the State of Delaware. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Trust's Agreement and Declaration of Trust.

     ARTICLE 14. MULTIPLE ORIGINALS. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.


                                   THE HIRTLE CALLAGHAN TRUST


                                   By:/s/

                                   Title:_____________________________________


                                   BISYS FUND SERVICES LIMITED PARTNERSHIP

                                   BY: BISYS FUND SERVICES, INC.
                                           GENERAL PARTNER


                                   By:/s/

                                   Title:_____________________________________

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                                  SCHEDULE A
                        TO THE ADMINISTRATION AGREEMENT
                          DATED AS OF OCTOBER 1, 1996
                      BETWEEN THE HIRTLE CALLAGHAN TRUST
                                      AND
                    BISYS FUND SERVICES LIMITED PARTNERSHIP


Portfolios:  This  Agreement  shall  apply to all  Portfolios  of  the  Hirtle
             Callaghan Trust , either now or hereafter created (collectively, the "Portfolios"). The current portfolios of the Trust are set forth below:

             The Value Equity Portfolio
             The Growth Equity Portfolio
             The Small Capitazliation Equity Portfolio
             The International Equity Portfolio
             The Limited Duration Municipal Bond Portfolio

Fees: Pursuant to Article 4, in consideration of services rendered and expenses assumed pursuant to this Agreement, the Trust will pay the Administrator on the first business day of each month, or at such time(s) as the Administrator shall request and the parties hereto shall agree, a fee computed daily at the annual rate of:

             Ten one-hundredths of one percent (.10%) of the Company's average daily net assets up to $1 billion.

             Six one-hundredths of one percent (.06%) of the Company's average daily net assets in excess of $1 billion.

             The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be prorated according to the proportion which such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

             For purposes of determining the fees payable to the Administrator, the value of the net assets of a particular Portfolio shall be computed in the manner described in the registration statement respecting that Portfolio as from time to time is in effect for the computation of the value of such net assets in connection with the determination of the net asset value per share of such Portfolio.











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                                                        DATED: OCTOBER 1, 1996

Term: The initial term of this Agreement (the "Initial Term") shall be for a period commencing on the date this Agreement is executed by both parties and ending on the date that is one year after the Conversion Date. This Agreement shall be renewed automatically for successive periods of one year after the Initial Term, unless written notice of nonrenewal is provided by either party not less than 60 days prior to the end of the then current term. In the event of a material breach of this Agreement by either party, the non breaching party shall notify the breaching party in writing of such breach and upon receipt of such notice, the breaching party shall have 45 days to remedy the breach. In the event the breach is not remedied within such time period, the nonbreaching party may immediately terminate this Agreement.

             Notwithstanding the foregoing, after such termination for so long as the Administrator, with the written consent of the
             Trust, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due the Administrator and unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. The Administrator shall be entitled to collect from the Trust, in addition to the compensation described in this Schedule A, the amount of all of the Administrator's cash disbursements for services in connection with the Administrator's activities in effecting such termination, including without limitation, the delivery to the Trust and/or its designees of the Trust's property, records, instruments and documents, or any copies thereof. Subsequent to such termination, for a reasonable fee, the Administrator will provide the Trust with reasonable access to any Trust documents or records remaining in its possession.

                                                        DATED: OCTOBER 1, 1996

                                   THE HIRTLE CALLAGHAN TRUST


                                   By:/s/



                                   BISYS FUND SERVICES LIMITED PARTNERSHIP

                                   By: BISYS Fund Services, Inc.
                                           General Partner


                                   By:/s/

                                   Title:_____________________________________